Exhibit 99.1

Intellia Therapeutics Announces Closing of

Initial Public Offering

Underwriters Exercise Over-Allotment Option

FOR IMMEDIATE RELEASE — CAMBRIDGE, Mass., May 11, 2016 – Intellia Therapeutics, Inc. (NASDAQ: NTLA) today announced the closing of its initial public offering of 6,900,000 shares of its common stock at an initial public offering price of $18.00 per share, which includes the exercise in full by the underwriters of their option to purchase up to 900,000 additional shares of common stock. Shares began trading on the NASDAQ Global Market on May 6, 2016.

Credit Suisse, Jefferies LLC and Leerink Partners acted as joint book-running managers for the offering. Wedbush PacGrow acted as lead manager.

The net proceeds of the offering to Intellia were approximately $112.9 million, after deducting underwriting discounts and commissions and estimated offering expenses.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on May 5, 2016. Copies of the final prospectus related to the offering may be obtained from: Credit Suisse Securities (USA) LLC, Attn: Prospectus Dept., One Madison Avenue, New York, NY 10010, by telephone at (800) 221-1037 or by email at newyork.prospectus@credit-suisse.com; Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at 877-547-6340 or by email at Prospectus_Department@Jefferies.com; or Leerink Partners LLC, Attn: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at 800-808-7525 ext. 6142 or by email at Syndicate@Leerink.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Intellia Therapeutics

Intellia Therapeutics is a leading gene editing company focused on the development of proprietary products utilizing the recently developed biological tool, CRISPR/Cas9.

Contacts:

Jennifer Mound Smoter

Chief External Affairs & Communications Officer

+1 224-804-4462

jenn.smoter@intelliatx.com

John Graziano

Trout Group

646-378-2942

Chad Rubin

Trout Group

646-378-2947